SECOND AMENDMENT TO
ETF DISTRIBUTION AGREEMENT

This first amendment (“Amendment”) to the ETF Distribution Agreement (the “Agreement”) dated as of August 7, 2023, by and between Professionally Managed Portfolios and Quasar Distributors, LLC (together, the “Parties”) is effective as of         , 2024.

WHEREAS, the Parties desire to amend Exhibit A of the Agreement to reflect an updated list of Funds; and,

WHEREAS, Section 8(b) of the Agreement requires that all amendments and modifications to the Agreement be in writing and executed by the Parties.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.Capitalized terms not otherwise defined herein shall have the meanings set forth in Agreement.

2.Exhibit A of the Agreement is hereby deleted in its entirety and replaced by Exhibit A attached hereto.

3.Except as expressly amended hereby, all of the provisions of the Agreement shall remain unamended and in full force and effect to the same extent as if fully set forth herein.

4.This Amendment shall be governed by, and the provisions of this Amendment shall be construed and interpreted under and in accordance with, the laws of the State of Delaware.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers.

Professionally Managed Portfolios            Quasar Distributors, LLC

By:    ________________________        By:    _______________________
Name:    ________________________        Name:    _______________________
Title:    ________________________        Title:    _______________________
Date:    _________________________        Date:    _________________________

EXHIBIT A

Congress SMid Growth ETF
Congress Large Cap Growth ETF
Otter Creek Focus Strategy ETF
Congress Intermediate Bond ETF